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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

          THIS AGREEMENT is entered into as of the 30th day of January, 2001, by and between Leslie Rechan (the "Executive") and Onyx Software Corporation, a Washington corporation (the "Corporation").

          For ease of reference, this Agreement is divided into the following parts, which begin on the pages indicated:

FIRST PART:    TERM OF EMPLOYMENT, DUTIES AND SCOPE, COMPENSATION AND BENEFITS
               DURING EMPLOYMENT
               (Sections 1-12, beginning on page 2)

SECOND PART:   COMPENSATION AND BENEFITS IN CASE OF TERMINATION
               (Sections 13-16, beginning on page 6)

THIRD PART:    TRADE SECRETS, ASSIGNMENT OF INVENTIONS, SUCCESSORS,
               MISCELLANEOUS PROVISIONS, SIGNATURE PAGE
               (Sections 17-21, beginning on page 9)

FIRST PART:    TERM OF EMPLOYMENT, DUTIES AND SCOPE, COMPENSATION AND BENEFITS
               DURING EMPLOYMENT

Section 1.  Term of Employment

(a) Basic Rule. The Corporation agrees to continue the Executive's employment, and the Executive agrees to remain in employment with the Corporation, from January 30, 2001, until the earliest of:

     (1)  The date of the Executive's death; or

     (2) The date when the Executive's employment terminates pursuant to Subsection (b), (c), (d) or (e) below.

(b) Early Termination or Resignation. The Corporation may terminate the Executive's employment at any time and for any reason, with or without Cause, by giving the Executive written notice. The Executive may terminate the Executive's employment for any reason by giving the Corporation not less than 30 days' advance notice in writing. In the event of such termination, Executive shall be entitled to the compensation and benefits as detailed in the Second Part of this Agreement.

(c) Termination for Cause. The Corporation may terminate the Executive's employment at any time for Cause shown. For all purposes under this Agreement, "Cause" shall mean (1) a willful failure by the Executive to perform the Executive's duties under this Agreement, other than a failure resulting from the Executive's complete or partial incapacity due to physical or mental illness or impairment, (2) a willful act by the Executive that constitutes gross misconduct and that is materially injurious to the Corporation, (3) a willful breach by the Executive of a material provision of this Agreement or (4) a material and willful violation of a federal or state law or regulation applicable to the business of the Corporation that is materially and demonstrably injurious to the Corporation.

(d) Termination for Disability. The Corporation may terminate the Executive's employment for Disability by giving the Executive thirty (30) days advance written notice. For all purposes under this Agreement, "Disability" shall mean that the Executive, at the time the notice is given, has been unable to perform the Executive's duties under this Agreement for a period of not less than three consecutive months as a result of the Executive's incapacity due to physical or mental illness. In the event that the Executive resumes the performance of substantially all of the Executive's duties under this Agreement before the termination of the Executive's employment under this Section becomes effective, the notice of termination shall automatically be deemed to have been revoked.

(e) Termination of Agreement. This Agreement shall expire when all obligations of the parties hereunder have been satisfied.

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Section 2.  Duties and Scope of Employment

(a) Position. The Corporation agrees to employ the Executive for the term of employment under this Agreement in the position of President/Chief Operating Officer. Executive shall be given such duties, responsibilities and authorities as are appropriate to his position.

(b) Obligations. During the term of employment under this Agreement, the Executive shall devote the Executive's full business efforts and time to the business and affairs of the Corporation as needed to carry out his duties and responsibilities hereunder subject to the overall supervision of the Corporation's Chief Executive Officer. The foregoing shall not preclude the Executive from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of other entities, as long as such activities and service do not interfere or conflict with the Executive's responsibilities to the Corporation.

Section 3.  Base Compensation

During the term of employment under this Agreement, the Corporation agrees to pay the Executive as compensation for services a base salary at the annual rate of $350,000 or at such higher rate as the Corporation may determine from time to time. Such salary shall be payable semi-monthly in accordance with the standard payroll procedures of the Corporation. Executive's base salary shall be reviewed at least once per calendar year. The annual compensation specified in this
Section 3, together with any adjustments in such compensation that the Corporation may grant from time to time is referred to in this Agreement as "Base Compensation."

Section 4.  Leveraged Compensation Plan

As a member of the executive team, Executive will participate in the Corporation's annual incentive compensation plan ("Leveraged Compensation Plan"). Under the Leveraged Compensation Plan, Executive will be eligible for an incentive bonus of up to seventy five percent (75%) of his Base Compensation prorated to the first day of Executive's commencement of employment. The full incentive bonus which Executive will be eligible to receive each year under the Leveraged Compensation Plan, together with any adjustments to the full incentive bonus amount that the Corporation may grant from time to time is referred to in this Agreement as the "Target Incentive Bonus." Executive's actual leveraged compensation for each year will be determined based upon the Corporation's achievement of designated financial and business goals, as detailed in Executive's compensation plan attached hereto as Schedule 1. By no later than January 31 of each year, the Chief Executive Officer will designate, and provide Executive with a written statement of, the Corporation's financial and business goals for the year, in conjunction with annual recommendations by Executive regarding revenue, earnings per share, and net profit margin objectives, and other appropriate measures.

Section 5.  Signing Bonus

(a) Signing Bonus. Executive shall receive a bonus (the "Signing Bonus") of two hundred fifty thousand dollars ($250,000), payable within thirty (30) days of the first day of

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     Executive's commencement of employment. In the event that Executive is not employed with the Corporation at the one (1) year anniversary of the first day of Executive's commencement of employment, Executive shall be required to repay to the Corporation twenty five percent (25%) of the Signing Bonus for each three month period during the previous year in which Executive was not so employed (or such pro-rated amount for any partial period). In the event that Executive is not employed with the Corporation as a result of a Qualifying Termination (as defined in Section 13 of this Agreement), no such repayment shall be required.

(b) Stay-Put Bonus. Executive shall receive an additional bonus of two hundred fifty thousand dollars ($250,000) at the one year anniversary of first day of Executive's commencement of employment, provided that either (i) Executive is employed with the Corporation at such time or (ii) Executive is no longer employed with the Corporation as a result of a Qualifying Termination.

Section 6.  Stock Options

(a) Initial Grant. Subject to approval by the Corporation's Board of Directors, the Executive shall receive an option to purchase six hundred thousand (600,000) shares of the Corporation's common stock (the "Option") on Executive's first day of commencement of employment (the "Grant Date"), at an exercise price equal to the fair market value of the Corporation's common stock on the Grant Date (fair market value to be calculated as defined in the Corporation's 1998 Stock Incentive Compensation Plan). Such option shall be consistent with the provisions set forth in the Corporation's 1998 Stock Incentive Compensation Plan, and shall provide that twenty five percent (25%) of the shares covered by the Option shall vest on the one-year anniversary of the first day of Executive's employment (the "Initiation Date"), and an additional 2.0833% shall vest at the end of each month thereafter, with the result that 100% of the shares covered by the Option are vested four years from the Initiation Date.

(b) Additional Grants. Subject to approval by the Corporation's Board of Directors, the Executive shall receive three additional options, each such option to purchase fifty thousand (50,000) shares of the Corporation's common stock (the "Additional Options"), on Executive's first day of commencement of employment (the "Grant Date"), at an exercise price equal to the fair market value of the Corporation's common stock on the Grant Date (fair market value to be calculated as defined in the Corporation's 1998 Stock Incentive Compensation Plan). Such Additional Options shall be consistent with the provisions set forth in the Corporation's 1998 Stock Incentive Compensation Plan, and shall provide that all of the shares covered by each such Additional Option shall vest in their entirety on the four-year anniversary of the first day of Executive's employment (the "Initiation Date"). Notwithstanding the foregoing, each Additional Option shall further provide for immediate acceleration of the entire fifty thousand (50,000) shares in the event that Executive achieves the relevant milestones as set forth in Schedule 2 to this Agreement.

(c) Future Grants. Executive shall receive additional annual option grants from the Corporation unless his overall annual performance for the prior year has been determined

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     by the Chief Executive Officer to be unsatisfactory. Executive's annual grant for the first two (2) future grants contemplated under this Section 6(c) shall be an option to purchase a minimum of fifty thousand (50,000) shares. For future annual grants thereafter, Executive's annual grant shall be a minimum of one hundred thousand (100,000) shares. Any such additional grants shall be at an exercise price equal to the fair market value on the date of such grant and shall vest 2.0833% each month thereafter, with the result that 100% of any such option is vested in four (4) years. For the avoidance of doubt, the one hundred thousand (100,000) share targeted future options shall not be adjusted for future stock splits or similar changes in capitalization.

(d) Stock Option Agreement. The options granted to Executive pursuant to this Agreement shall be subject to the Corporation's standard form of stock option agreement, as necessarily modified in each case by the Corporation to reflect the applicable terms of this Agreement regarding such options and to result in no material alterations or additions adverse to Executive's rights under this Agreement regarding such options.

Section 7.  Executive Benefits

During the term of employment under this Agreement, the Executive shall be eligible to participate in the Executive benefit plans and executive compensation programs maintained by the Corporation, including (without limitation) 401(k) and employee stock purchase plans, life, disability, medical, dental, vision, accident and other insurance programs, transportation fringe benefit plans, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the discretion and determinations of any person, committee or entity administering such plan or program.

Section 8.  Relocation

Executive shall be entitled to reimbursement from the Corporation for his relocation expenses in accordance with the Corporation's executive relocation program attached hereto as Schedule 3.

Section 9.  Life Insurance

Within thirty (30) days of the commencement of Executive's first day of employment, the Corporation shall purchase for Executive two life insurance policies. The first policy shall be for the Executive with policy limit of $9,000,000 and the second policy shall be on the Executive's wife with a policy limit of $1,000,000.

Section 10.  Legal Expenses

Provided that Executive commences employment with the Corporation, the Corporation shall reimburse Executive for up to ten thousand dollars ($10,000) in documented legal expenses incurred by Executive in association with this Agreement.

Section 11.  Housing Equalization

In the event that (i) Executive's employment terminates as a result of a Qualifying Termination and (ii) the amount for which Executive sells his primary residence at such time is less than the

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amount executive originally paid for such residence, the Corporation shall reimburse Executive for up to one hundred thousand dollars ($100,000) of such differential.

Section 12.  Business Expenses and Travel

During the term of employment under this Agreement, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with the Executive's duties hereunder. The Corporation shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with generally applicable policies.

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SECOND PART:   COMPENSATION AND BENEFITS IN CASE OF TERMINATION

Section 13. Involuntary, Actual or Constructive Termination Without Cause or Disability

In the event that, during the term of this Agreement, the Executive's employment terminates in a Qualifying Termination, as defined in Subsection (a), then, after executing the release of claims described in Section 13(e), the Executive shall be entitled to receive the payments and benefits described in Subsections
(b) (c) and (d).

(a)  Qualifying Termination. A Qualifying Termination occurs if:

     (1) The Corporation terminates the Executive's employment for any reason other than Cause or Disability; or

     (2) The Executive separates from employment with the Corporation within ninety (90) days following a "Constructive Termination". "Constructive Termination" is defined as the occurrence of any of the following: (a) a reduction in Executive's Base Salary or Targeted Incentive Bonus;
          (b) a material reduction or material adverse change in Executive's title, position, authority, duties, or responsibilities (including reporting responsibilities); or (c) the requirement that Executive relocate more than thirty-five (35) miles from his then-current office location.

(b) Severance. The Corporation shall pay to the Executive following the date of the employment termination and over the succeeding twelve (12) months, in accordance with standard payroll procedures, or, in Corporation's sole discretion, in one lump sum, an amount equal to the following:

     (1) One hundred percent (100%) (i.e. twelve months) of the Executive's Base Compensation in effect on the date of the employment termination; plus

     (2) One hundred percent (100%) (i.e. twelve months) of the Executive's Target Incentive Bonus; plus

     (3) All earned, but unpaid, bonuses owed to Executive as of the date of the termination.

(c) One (1) Year of Life Insurance and Health Plan Coverage. The coverage described in this Subsection (c) shall be provided for a "Continuation Period" beginning on the date when the employment termination is effective and ending on the earlier of (1) the one year anniversary of the date when the employment termination is effective or (2) the date of the Executive's death. During the Continuation Period, the Executive (and, where applicable, the Executive's dependents) shall be entitled to continue participation in the group term life insurance plan and in the health care plan for Executives maintained by the Corporation as if the Executive were still an Executive of the Corporation. The coverage provided under this Subsection (c) shall run concurrently with and shall be offset against any continuation coverage under Part 6 of Title I of the Employee

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     Retirement Income Security Act of 1974, as amended. Where applicable, the
     Executive's compensation for purposes of such plans shall be deemed to be equal to the Executive's compensation (as defined in such plans) in effect on the date of the employment termination. To the extent that the Corporation finds it undesirable to cover the Executive under the group life insurance and health plans of the Corporation, the Corporation shall provide the Executive (at its own expense) with the same level of coverage under individual policies.

(d) Acceleration of Vesting. As of the effective date of termination, the Corporation will accelerate the vesting of all stock options held by Executive that would have vested during the one (1) year period following the effective date of such termination.

(e) Release of Claims. As a condition to the receipt of the payments and benefits described in this Section 13, the Executive shall be required to execute a release of all claims arising out of the Executive's employment or the termination thereof including, but not limited to, any claim of discrimination under state or federal law, but excluding claims for indemnification from the Corporation under any indemnification agreement with the Corporation, its certificate of incorporation and by-laws or applicable law or claims for directors and officers' insurance coverage.

(f) Conditions to Receipt of Payments and Benefits. In view of Executive's position and his access to Confidential Information, as defined below, and as a condition to the receipt of payments and benefits described in this
     Section 13, the Executive shall not, for a period of one (1) year, without the Corporation's prior written consent, directly or indirectly, alone or as a partner, joint venturer, officer, director, Executive, consultant, agent or stockholder (other than a less than 5% stockholder of a publicly traded company) (i) engage in any activity which is reasonably considered to be in competition with the core business, the products or services of the Corporation, (ii) solicit any of the Corporation's employees, consultants or customers, (iii) hire any of the Corporation's employees or consultants in an unlawful manner or actively encourage employees or consultants to leave the Corporation, or (iv) otherwise breach his Confidential Information obligations.

(g) No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 13, nor shall any such payment or benefit be reduced by any earnings or benefits that the Executive may receive from any other source.

Section 14.  Termination Resulting from a Change in Control

In the event of a Qualifying Termination occurring at any time within two (2) years after a change in control of the Corporation (a "Corporate Transaction" pursuant to Section 2.6 of the 1998 Stock Incentive Compensation Plan), the following shall occur: (i) Executive shall receive the benefits enumerated in Subsection 13 (b) above, however such benefits shall be paid for an eighteen
(18) month period in lieu of the twelve (12) month period contemplated thereunder, (ii) Executive shall receive the benefits enumerated in Subsection 13 (c) above and (iii) Executive's stock options shall accelerate and fully vest as of the date of the Qualifying Termination. The

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foregoing benefits contemplated in this Subsection 14 shall be subject to the conditions of Subsections 13 (e), 13 (f) and 13 (g) above.

Section 15.  Vesting Acceleration Resulting from a Change in Control

In the event of a change in control of the Corporation (a "Corporate Transaction" pursuant to Section 2.6 of the 1998 Stock Incentive Compensation
Plan), the Corporation will accelerate the vesting of all stock options held by Executive that would have vested during the six (6) month period following the effective date of such Corporate Transaction.

Section 16.  Other Terminations Under This Part

If termination of employment, actual or constructive, is not described in
Section 13, then the Executive is entitled only to the compensation, benefits and reimbursements payable under the terms of Part I of this Agreement for the period preceding the effective date of the termination including any disability or death benefits to which Executive (or his estate or beneficiary(s)) may be entitled as a result of termination of his employment on account of Disability or death. The payments under this Agreement shall fully discharge all responsibilities of the Corporation to the Executive upon termination of the Executive's employment. This Section 16 applies, without limitation, to any termination of employment initiated by the Executive (except an Executive-initiated termination that is described in Paragraph 2 of Section 13(a)), termination of employment caused by the Executive's death or Disability, termination of the Executive for Cause, and any constructive termination (not described in Section 13).

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THIRD PART:    TRADE SECRETS, ASSIGNMENT OF INVENTIONS SUCCESSORS, MISCELLANEOUS
               PROVISIONS, SIGNATURE PAGE

Section 17.  Confidential Information

(a) Acknowledgement. The Corporation and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and extraordinary and that, as a result of the Executive's employment, the Executive will be in a relationship of confidence and trust with the Corporation and will come into possession of "Confidential Information" (1) owned or controlled by the Corporation, (2) in the possession of the Corporation and belonging to third parties or (3) conceived, originated, discovered or developed, in whole or in part, by the Executive. As used herein "Confidential Information" includes trade secrets and other confidential or proprietary business, technical, personnel or financial information, whether or not the Executive's work product, in written, graphic, oral or other tangible or intangible forms, including but not limited to specifications, samples, records, data, computer programs, drawings, diagrams, models, customer names, ID's or e-mail addresses, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and software systems and processes. Any information that is not readily available to the public shall be considered to be a trade secret and confidential and proprietary, even if it is not specifically marked as such, unless the Corporation advises the Executive otherwise in writing.

(b) Nondisclosure. The Executive agrees that the Executive will not, without the prior written consent of the Corporation, directly or indirectly use or disclose Confidential Information to any person, during or after the Executive's employment, except as may be necessary in the ordinary course of performing the Executive's duties under this Agreement. The Executive will keep the Confidential Information in strictest confidence and trust. This Section 17 shall apply indefinitely, both during and after the term of this Agreement.

(c) Surrender Upon Termination. The Executive agrees that in the event of the termination of the Executive's employment for any reason, the Executive will immediately deliver to the Corporation all property belonging to the Corporation, including all documents and materials of any nature pertaining to the Executive's work with the Corporation, and will not take with the Executive any documents or materials of any description, or any reproduction thereof of any description, containing or pertaining to any Confidential Information. It is understood that the Executive is free to use information that is in the public domain (not as a result of a breach of this Agreement).

Section 18.  Inventions and Creations Belong to the Corporation

Any and all inventions, discoveries, improvements, or creations (collectively "Creations") which the Executive has conceived or made or may conceive or make during the period of employment under this Agreement in any way, directly or indirectly, connected with the Corporation's

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business shall be the sole and exclusive property of the Corporation. The
Executive agrees that all copyrightable works created by the Executive or under the Corporation's direction in connection with the Corporation's business are "works made for hire" and shall be the sole and complete property of the Corporation and that any and all copyrights to such works shall belong to the Corporation. To the extent such works are not deemed to be "works made for hire," the Executive hereby assigns all proprietary rights, including copyright, in these works to the Corporation without further compensation.

The Executive further agrees to (i) disclose promptly to the Corporation all such Creations which the Executive has made or may make solely, jointly, or commonly with others, (ii) assign all such Creations to the Corporation, and
(iii) execute and sign any and all applications, assignments, or other instruments which the Corporation may deem necessary in order to enable it, at its expense, to apply for, prosecute, and obtain copyrights, patents or other proprietary rights in the United States and foreign countries or in order to transfer to the Corporation all right, title, and interest in said Creations.

Section 19.  NOTICE REQUIRED BY REVISED CODE OF WASHINGTON 49.44.140

Any assignment of Inventions required by this Agreement does not apply to an Invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on the employee's own time, unless (a) the Invention relates (i) directly to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by the employee for the Company.

Section 20.  Successors

(a) Corporation's Successors. The Corporation shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Corporation's business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform it in the absence of a succession. The Corporation's failure to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle the Executive to all of the compensation and benefits to which the Executive would have been entitled hereunder if the Corporation had involuntarily terminated the Executive's employment without Cause or Disability, on the date when such succession becomes effective. For all purposes under this Agreement, the term "Corporation" shall include any successor to the Corporation's business and/or assets that executes and delivers the assumption agreement described in this Subsection (a) or that becomes bound by this Agreement by operation of law.

(b) Executive's Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

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Section 21.  Miscellaneous Provisions

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Corporation (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. In addition, the Executive hereby acknowledges and agrees that this Agreement supersedes in its entirety any employment agreement between the Executive and the Corporation in effect immediately prior to the effective date of this Agreement. As of the effective date of this Agreement, such employment agreement shall terminate without any further obligation by either party thereto, and the Executive hereby relinquishes any further rights that the Executive may have had under such prior employment agreement.

(c) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to the Executive at the home address that the Executive most recently communicated to the Corporation in writing. In the case of the Corporation, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

(d) No Setoff. There shall be no right of setoff or counterclaim, with respect to any claim, debt or obligation, against payments to the Executive under this Agreement.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington. Jurisdiction and venue for any claims arising under this Agreement shall lie exclusively in King County, Washington State, USA.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Subsection (i) shall be void.

(h) Employment at Will; Limitation of Remedies. The Corporation and the Executive acknowledge that the Executive's employment is at will, as defined under applicable law. If the Executive's employment terminates for any reason, the Executive shall not be

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     entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(i) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes.

(j) Benefit Coverage Non-Additive. In the event that the Executive is entitled to life insurance and health plan coverage under more than one provision hereunder, only one provision shall apply, and neither the periods of coverage nor the amounts of benefits shall be additive.

(k) Authorized Officer. The Corporation represents and warrants that the officer executing this Agreement on its behalf is duly authorized to do so.


IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Corporation by its duly authorized officer, as of the day and year first above written. Executive has consulted (or has had the opportunity to consult) with his own counsel (who is other than the Corporation's counsel) prior to execution of this Agreement.

                                                  /s/ Leslie J. Rechan
                                           -------------------------------------
                                                           Executive


                                           ONYX SOFTWARE CORPORATION

                                           By:    /s/ Jill Maguire-Ward
                                              ----------------------------------
                                           Jill Maguire-Ward

                                           Its:  Vice-President, Human Resources

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                                   Schedule 1
                  Leveraged Compensation Program Accelerators


--------------------------------------------------------------------------------
                Attainment Range
       Minimum                            Maximum                 Adjustment
          0%                                 80%                       0%
         80%                                110%                80 - 110% Linear
  (greater than)110%                        140%                     120%
  (greater than)140%                  (greater than)up               150%
Minimum of 100% attainment must be met for booked revenue and net profit margin prior to receiving an adjustment greater than 100%
--------------------------------------------------------------------------------

                                   Schedule 2
                       Milestones for Stock Acceleration

As contemplated in Section 6(b) of this Agreement, each of the three option grants detailed therein shall be accelerated so as to vest 100% immediately upon achievement of the relevant metric detailed below.

1. The first additional option grant of 50,000 shares shall immediately vest and become exercisable at the six month anniversary of the first day of employment of the latter of the following two General Mangers to be hired:
     (i) General Manager for Asia/Pacific and (ii) General Manger for Europe.

2. The second additional option grant of 50,000 shares shall immediately vest and become exercisable at such time as the Corporation has adopted a corporate realignment plan, such planning process to be led by the Executive. Such realignment shall include a reorganization of the Corporation into individual profit and loss statements for each of the Corporation's key geographies as well as defining clear reporting structures for each geography.

3. The final additional option grant of 50,000 shares shall immediately vest and become exercisable at such time as the Corporation's stock price trades for a period of thirty (30) consecutive days at an average price greater than or equal to $30.00 per share. Average price is defined as the average high and low per share sales price of the Corporation's common stock as reported by the Nasdaq National Market.

                                   Schedule 3
                       Onyx Executive Relocation Program

The following summary is provided of your relocation package. Any excess weight, special charges or storage should be authorized by the Human Resources Department.

                  Benefit                                       Executive
---------------------------------------------------------------------------------------------
Relocation Allowance - Incidentals           $10,000
---------------------------------------------------------------------------------------------
House Hunting Trip                           Up to 7 days
  # of trips                                 2
  Lodging                                    7 Nights
  Meals                                      7 Days
  Airfare                                    Employee & Spouse
Car Rental                                   7 days
---------------------------------------------------------------------------------------------
Home Finding Assistance                      Yes
  Pre-move Counseling
  Cost of Living Analysis
  Relocation Package
---------------------------------------------------------------------------------------------
Rental Assistance                            Yes
  Market Research
  4 hour tour
---------------------------------------------------------------------------------------------
Expense Tracking                             Yes
---------------------------------------------------------------------------------------------
Tax Filing Assistance                        Yes - Singapore and United States for 2001
---------------------------------------------------------------------------------------------
Work Permit                                  Yes
---------------------------------------------------------------------------------------------
Temporary Living                             Up to 120 days in Singapore
Rental Car                                   Up to 30 days or until owner car arrives
---------------------------------------------------------------------------------------------
Shipment of Household Goods                  Full Pack/Unpack
  Weight                                     Full Weight
  Storage                                    45 days
  Insurance                                  Up to $250,000
  Shipment of Auto                           N/A
---------------------------------------------------------------------------------------------
Home Selling Assistance                      N/A
---------------------------------------------------------------------------------------------
Closing Cost Assistance                      Closing Costs to include mortgage points and
                                             associated normal legal fees
---------------------------------------------------------------------------------------------

                                      16